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                                                                     Exhibit 8.2

                                August __, 2000



Go2Net, Inc.
Pier 70
2801 Alaskan Way, Suite 200
Seattle, WA 98121

Ladies and Gentlemen:

     We have acted as counsel to Go2Net, Inc., a Delaware corporation ("Go2Net"), in connection with the proposed merger (the "Merger") of Giants Acquisition Corp., a Delaware corporation ("Merger Sub") and wholly-owned subsidiary of InfoSpace, Inc., a Delaware corporation ("InfoSpace"), with and into Go2Net pursuant to an Agreement and Plan of Reorganization by and among InfoSpace, Merger Sub, and Go2Net dated as of July 26, 2000 (together with all exhibits thereto, the "Merger Agreement"). The Merger and certain proposed transactions incident thereto are described in the Registration Statement on Form S-4 (the "Registration Statement") of InfoSpace, which includes the Proxy Statement/Prospectus of Go2Net and InfoSpace (the "Proxy Statement/Prospectus"). This opinion is being rendered pursuant to the requirements of Item 21(a) of Form S-4 under the Securities Act of 1933, as amended. Unless otherwise indicated, any capitalized terms used herein and not otherwise defined have the meaning ascribed to them in the Proxy Statement/Prospectus.

     In connection with this opinion, we have examined and are relying upon (without any further independent investigation or review thereof) the truth, accuracy, and completeness, at all relevant times, of the facts, information, statements, covenants, representations, and warranties contained in the Merger Agreement, the Registration Statement, those certain letters dated August ___, 2000 delivered to us by InfoSpace and Merger Sub and by Go2Net, respectively, containing certain statements and representations of InfoSpace, Merger Sub, and Go2Net (the "Tax Representation Certificates"), and such other presently existing instruments and documents related to the formation, organization, and operation of InfoSpace, Merger Sub, and Go2Net and related to the consummation of the Merger as we have deemed necessary or appropriate for purposes of this opinion.

     In addition, in connection with rendering this opinion, we have assumed (without any independent investigation or review thereof) that (i) the Merger will be consummated in the manner contemplated by the Proxy Statement/Prospectus and in accordance with the provisions of the Merger Agreement and without waiver or breach of any provision thereof, (ii) original documents submitted to us (including signatures thereto) are authentic, documents submitted to us as copies conform to the original documents, and all such documents have been (or will be by the Effective
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Go2Net, Inc.
August __, 2000
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Time) duly and validly executed and delivered where due execution and delivery are a prerequisite to the effectiveness thereof, (iii) all facts, information, statements, covenants, representations, and warranties made or agreed to by InfoSpace, Merger Sub, and Go2Net, and their respective managements, employees, officers, directors, and shareholders in connection with the Merger, including but not limited to those set forth in the Merger Agreement and the Tax Representation Certificates, are true, accurate, and complete at all relevant times, and no actions have been (or will be) taken that are inconsistent therewith, (iv) all covenants contained in the Merger Agreement and the Tax Representation Certificates are performed without waiver or breach of any provision thereof, (v) any representation or statement made "to the best knowledge and belief of" or similarly qualified is correct without such qualification, and (vi) the Merger is authorized by and will be effected pursuant to applicable state law and will be reported by InfoSpace and Go2Net on their respective United States federal income tax returns in a manner consistent with this opinion. In rendering this opinion, we have also assumed that Wilson, Sonsini, Goodrich & Rosati, Professional Corporation, has delivered, and has not withdrawn, an opinion that is substantially similar to this one.

     Based on the foregoing and subject to the limitations, qualifications, assumptions, and caveats set forth herein, and the limitations, qualifications, assumptions, and caveats set forth in the portion of the Registration Statement captioned "The Merger - Material United States federal income tax considerations", we are of the view that the discussion in the five bullet points contained in the Registration Statement under the caption "The Merger - United States federal income tax considerations" fairly presents the material current United States federal income tax consequences generally applicable to the Merger. Because this opinion is being delivered prior to the Effective Time of the Merger, it must be considered prospective and dependent on future events.

     This opinion represents only our best judgment regarding the material current United States federal income tax consequences generally applicable to the Merger and is not binding on the Internal Revenue Service or any court of law, tribunal, administrative agency, or other governmental body; and there is no assurance that the Internal Revenue Service will not successfully assert a contrary position. This opinion is based on the Internal Revenue Code, judicial decisions, administrative regulations, and published rulings and procedures, all as existing on the date hereof. No assurance can be given that future legislative, judicial, or administrative changes or interpretations, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, by rendering this opinion, we undertake no responsibility to advise you of any new developments in the application or interpretation of the United States federal income tax laws.

     No opinion is expressed as to any United States federal tax consequences of the Merger or the other transactions contemplated by the Merger Agreement, except as specifically set forth herein, and this opinion does not address various state, local, or foreign tax consequences that may result from the Merger. This opinion may not be relied upon except with respect to the consequences specifically discussed herein. In the event any of the facts, information, statements, covenants, representations, warranties, and assumptions upon which we have relied to issue this opinion is not
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Go2Net, Inc.
August __, 2000
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true, accurate, and complete in all respects at all relevant times, our opinion might be adversely affected and may not be relied upon.

     This opinion is furnished to you solely for use in connection with the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to our firm name wherever appearing in the Registration Statement with respect to the discussion of the material current United States federal income tax consequences of the Merger, including the Proxy Statement/Prospectus constituting a part thereof, and any amendment thereto. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                   Very truly yours,



                                   HUTCHINS, WHEELER & DITTMAR
                                   A Professional Corporation